Weyco Reports Second Quarter Sales And Earnings

MILWAUKEE, Wis., Aug. 4, 2015 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ:WEYS) (the "Company") today announced financial results for the quarter ended June 30, 2015.

Net sales for the second quarter of 2015 were $63.9 million, an increase of 2% as compared to 2014 net sales of $62.9 million. Earnings from operations were $3.3 million in the second quarter of 2015, compared to $3.4 million in 2014, a decrease of 2%. Net earnings attributable to the Company were $2.0 million in the second quarter of 2015, down 8% as compared to $2.2 million in last year's second quarter. Diluted earnings per share were $0.19 in the second quarter of 2015 and $0.20 per share in the second quarter of 2014.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $48.1 million for the second quarter of 2015, up 7% as compared to $44.8 million in the second quarter of 2014. Within the wholesale segment, net sales of our BOGS brand were up 18% for the quarter. BOGS continues to broaden its product line, which drove its sales increase this quarter. Net sales of our Stacy Adams and Nunn Bush brands were up 12% and 9%, respectively, for the quarter, driven by strong new product sales. Florsheim net sales declined 3% for the quarter. Wholesale gross earnings increased to 31.0% of net sales in the second quarter of 2015, from 30.5% in last year's second quarter, mainly due to an increase in U.S. gross margins. Gross margins in Canada continue to be affected by the weaker Canadian dollar, however, gains recorded on forward exchange contracts offset the impact of the weaker Canadian dollar this quarter. Earnings from operations for the wholesale segment increased 26% to $2.2 million in the second quarter of 2015, from $1.7 million in the same period last year. This increase was primarily due to higher sales and gross margins.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores and its internet business in the U.S., were $5.0 million in the second quarter of 2015, down 5% as compared to $5.3 million in 2014. The Company's U.S. internet sales were $2.3 million this quarter, up 12% as compared to $2.1 million in last year's second quarter. Same store sales (which include U.S. internet sales) were flat for the quarter. There were two fewer domestic retail stores operating during the second quarter of 2015 than there were in last year's second quarter. Earnings from operations for the retail segment were $489,000 in the second quarter of 2015, down 13% as compared to $563,000 in 2014. This decrease was due to lower net sales at the Company's brick and mortar stores.

Other net sales, which include the wholesale and retail net sales of Florsheim Australia and Florsheim Europe, were $10.8 million in the second quarter of 2015, down 16% as compared to $12.8 million in 2014. This decrease was primarily due to lower net sales at Florsheim Australia, caused mainly by the translation of the weaker Australian currency into U.S. dollars. Earnings from operations of Florsheim Australia and Florsheim Europe were $650,000 in the second quarter of 2015, as compared to $1.1 million in the same period last year. This decrease was primarily due to lower operating earnings in Australia, resulting from its sluggish retail environment and lower earnings of recently opened retail stores.

Other expense for the second quarter of 2015 was $348,000, compared to income of $75,000 in last year's second quarter. This quarter's other expense included foreign currency transaction losses of approximately $240,000 compared to $69,000 of gains in the same period of 2014.

"We are pleased with the performance of our North American wholesale segment, where we saw solid growth in both sales and operating earnings this quarter," stated Thomas W. Florsheim, Jr., the Company's Chairman and CEO. "Despite the headwinds we face with weakening foreign currencies in Canada and Australia, we feel our overall business is well-positioned as we move into the second half of the year."

On August 3, 2015, the Company's Board of Directors declared a cash dividend of $0.20 per share to all shareholders of record on August 28, 2015, payable September 30, 2015.

Conference Call Details:

Weyco Group will host a conference call on August 5, 2015, at 11:00 a.m. Eastern Time to discuss the second quarter financial results in more detail. To participate in the call, please dial 888-680-0892 or 617-213-4858, referencing passcode 97090177, five minutes before the start of the call. A replay will be available for one year beginning about two hours after the completion of the call at the following webcast link: http://edge.media-server.com/m/p/tmwyrru2. Alternatively, the conference call will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group:

Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements:

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS AND COMPREHENSIVE INCOME (UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
	(In thousands, except per share amounts)

Net sales	$ 63,934	$ 62,863	$ 141,986	$ 137,792
Cost of sales	39,511	38,646	88,826	86,211
Gross earnings	24,423	24,217	53,160	51,581

Selling and administrative expenses	21,091	20,830	44,042	43,324
Earnings from operations	3,332	3,387	9,118	8,257

Interest income	236	306	496	595
Interest expense	(12)	(29)	(30)	(71)
Other (expense) income, net	(348)	75	(626)	(40)

Earnings before provision for income taxes	3,208	3,739	8,958	8,741

Provision for income taxes	1,123	1,238	3,281	2,990

Net earnings	2,085	2,501	5,677	5,751

Net earnings attributable to noncontrolling interest	45	294	4	339

Net earnings attributable to Weyco Group, Inc.	$ 2,040	$ 2,207	$ 5,673	$ 5,412

Weighted average shares outstanding
Basic	10,801	10,822	10,785	10,827
Diluted	10,892	10,907	10,880	10,919

Earnings per share
Basic	$ 0.19	$ 0.20	$ 0.53	$ 0.50
Diluted	$ 0.19	$ 0.20	$ 0.52	$ 0.50

Cash dividends declared (per share)	$ 0.20	$ 0.19	$ 0.39	$ 0.37

Comprehensive income	$ 2,454	$ 3,143	$ 4,720	$ 6,597

Comprehensive income (loss) attributable to noncontrolling interest	17	370	(284)	577

Comprehensive income attributable to Weyco Group, Inc.	$ 2,437	$ 2,773	$ 5,004	$ 6,020

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
	2015	2014
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 13,095	$ 12,499
Marketable securities, at amortized cost	5,110	5,914
Accounts receivable, net	43,582	55,100
Accrued income tax receivable	1,255	-
Inventories	85,960	69,015
Prepaid expenses and other current assets	5,154	7,521
Total current assets	154,156	150,049

Marketable securities, at amortized cost	21,743	24,540
Deferred income tax benefits	2,377	1,999
Property, plant and equipment, net	32,523	33,694
Goodwill	11,112	11,112
Trademarks	34,748	34,748
Other assets	21,090	21,304
Total assets	$ 277,749	$ 277,446

LIABILITIES AND EQUITY:
Short-term borrowings	$ 18,124	$ 5,405
Accounts payable	7,195	15,657
Dividend payable	-	2,045
Accrued liabilities	14,214	12,752
Accrued income tax payable	-	151
Deferred income tax liabilities	1,992	1,747
Total current liabilities	41,525	37,757

Long-term pension liability	33,831	33,379
Other long-term liabilities	2,687	8,356

Common stock	10,866	10,821
Capital in excess of par value	41,520	37,966
Reinvested earnings	159,285	160,179
Accumulated other comprehensive loss	(18,699)	(18,030)
Total Weyco Group, Inc. equity	192,972	190,936
Noncontrolling interest	6,734	7,018
Total equity	199,706	197,954
Total liabilities and equity	$ 277,749	$ 277,446

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2015	2014
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 5,677	$ 5,751
Adjustments to reconcile net earnings to net cash
(used for) provided by operating activities -
Depreciation	1,738	1,888
Amortization	222	151
Bad debt expense	111	152
Deferred income taxes	(483)	344
Net foreign currency transaction losses (gains)	443	(4)
Stock-based compensation	721	676
Pension contribution	(357)	(1,300)
Pension expense	1,874	1,106
Increase in cash surrender value of life insurance	(115)	(115)
Changes in operating assets and liabilities -
Accounts receivable	11,407	7,236
Inventories	(17,000)	(143)
Prepaid expenses and other assets	2,678	2,514
Accounts payable	(8,450)	(7,541)
Accrued liabilities and other	(5,759)	(998)
Accrued income taxes	(1,411)	(1,953)
Net cash (used for) provided by operating activities	(8,704)	7,764

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of marketable securities	(600)	(7,427)
Proceeds from maturities of marketable securities	4,150	3,382
Life insurance premiums paid	(155)	(155)
Purchases of property, plant and equipment	(958)	(725)
Net cash provided by (used for) investing activities	2,437	(4,925)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(6,256)	(5,954)
Shares purchased and retired	(2,421)	(1,249)
Proceeds from stock options exercised	2,512	608
Proceeds from bank borrowings	75,935	33,999
Repayments of bank borrowings	(63,216)	(35,179)
Income tax benefits from stock-based compensation	451	37
Net cash provided by (used for) financing activities	7,005	(7,738)

Effect of exchange rate changes on cash and cash equivalents	(142)	152

Net increase (decrease) in cash and cash equivalents	$ 596	$ (4,747)

CASH AND CASH EQUIVALENTS at beginning of period	12,499	15,969

CASH AND CASH EQUIVALENTS at end of period	$ 13,095	$ 11,222

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 4,735	$ 4,498
Interest paid	$ 30	$ 46

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880